CAPITAL BANCORP AND SUBSIDIARIES
                CALCULATION OF EARNINGS PER SHARE

                                               Three Months Ended
                                                   March 31,
                                          ------------------------
Primary                                      1997           1996
-------                                   -----------   -----------
Weighted average number of
     common shares outstanding             7,556,694      7,457,883
Common equivalent shares
     outstanding - options                   581,866        661,992
                                         -----------    -----------
Total common and common
     equivalent shares outstanding         8,138,560      8,119,875
                                         ===========    ===========
Net income                               $ 5,187,000    $ 4,402,000
                                         ===========    ===========
Primary earnings per shar                $       .64    $       .54
                                         ===========    ===========

Fully diluted
-------------
Weighted average number of
     common shares outstanding             7,556,694      7,457,883
Common equivalent shares
     outstanding - options                   607,529        661,992
                                         -----------    -----------
Total common and common
     equivalent shares outstanding         8,164,223      8,119,875
                                         ===========    ===========
Net income                               $ 5,187,000    $ 4,402,000
                                         ===========    ===========
Fully diluted earnings per share         $       .64    $       .54
                                         ===========    ===========